Exhibit 99.1

Schedule I

GAMCO INVESTORS, INC.
CONDENSED STATEMENTS OF INCOME
(Parent company only)
(In thousands, except per share data)

	Year Ended December 31,
	2017	2016	2015
Revenues
Distribution fees and other income	$25,468	$29,045	$26,860
Total revenues	25,468	29,045	26,860
Expenses
Compensation	1,469	1,929	3,550
Stock based compensation	8,670	3,959	9,868
Management fee benefit	(3,082)	(13,943)	(2,209)
Other operating expenses	7,329	9,102	9,243
Total expenses	14,386	1,047	20,452
Operating income	11,082	27,998	6,408
Other income (expense)
Equity earnings from subsidiaries	72,001	100,698	87,206
Net gain from investments	3,230	1,447	4,635
Extinguishment of debt	(3,300)	-	(1,067)
Interest and dividend income	1,703	1,447	2,246
Interest expense	(9,347)	(11,814)	(7,886)
Charitable contributions	(4,137)	-	(6,396)
Total other income, net	60,150	91,778	78,738
Income before income taxes	71,232	119,776	85,146
Income tax provision/(benefit)	(6,577)	2,655	(2,204)
Income from continuing operations	77,809	117,121	87,350
Loss from discontinued operations, net of taxes	-	-	(3,938)
Net income	$77,809	$117,121	$83,412

GAMCO INVESTORS, INC.
CONDENSED STATEMENTS OF FINANCIAL CONDITION
(Parent company only)
(In thousands, except per share data)

	December 31,
	2017	2016
ASSETS

Cash and cash equivalents	$5,990	$7,209
Investments in securities	36,750	37,235
Receivable from brokers	1,246	55
Investment in subsidiaries and receivable from affiliates	108,669	57,274
Capital lease	2,304	2,514
Income tax receivable	77,832	-
Other assets	3,655	4,149
Total assets	$236,446	$108,436

LIABILITIES AND EQUITY

Payable to brokers	$14,926	$66
Capital lease obligation	4,943	5,066
Compensation payable	73,275	27,496
Payable to affiliates	134,318	462
Accrued expenses and other liabilities	16,113	5,556
Sub-total	243,575	38,646

AC 4% PIK Note (due November 30, 2020)	50,000	100,000
4.5% Convertible note (due August 15, 2021)	-	109,835
AC 1.6% Note Payable (due February 28, 2018)	15,000	-
5.875% Senior notes (due June 1, 2021)	24,144	24,120
Total liabilities	332,719	272,601

Total equity (deficit)	(96,273)	(164,165)
Total liabilities and equity	$236,446	$108,436

GAMCO INVESTORS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(Parent company only)
(In thousands)

	Year Ended December 31,
	2017	2016	2015
Operating activities
Net income	$77,809	$117,121	$83,412
Loss from discontinued operations, net of taxes	-	-	3,938
Income from continuing operations	77,809	117,121	87,350
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	570	607	595
Stock based compensation expense	8,670	3,959	9,868
Tax benefit from exercise of stock options	-	-	102
Donated securities	1,124	499	1,945
Gains on sales of available for sale securities	(62)	(4)	(6)
Accretion of zero coupon debentures	-	-	628
Loss on extinguishment of debt	3,300	-	1,067
(Increase) decrease in assets:
Investments in trading securities	(1)	(5)	-
Receivable from affiliates	(53,797)	(25,510)	(31,205)
Receivable from brokers	(1,192)	580	976
Income tax receivable and deferred tax assets	(77,832)	11,991	29,164
Other assets	136	(330)	(478)
Increase (decrease) in liabilities:
Payable to affiliates	133,856	(30,567)	31,017
Payable to brokers	(990)	54	(539)
Income taxes payable and deferred tax liabilities	12,281	(1,137)	3,920
Compensation payable	45,779	16,351	(3,319)
Accrued expenses and other liabilities	(2,205)	(700)	(424)
Total adjustments	69,637	(24,212)	43,311
Net cash provided by operating activities from continuing operations	$147,446	$92,909	$130,661

GAMCO INVESTORS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(Parent company only)
(In thousands)

	Year Ended December 31,
	2017	2016	2015
Investing activities
Purchases of available for sale securities	$(3,932)	$(1,843)	$(6,279)
Proceeds from sales of available for sale securities	4,169	408	81
Net cash provided by/(used in) investing activities from continuing operations	237	(1,435)	(6,198)

Financing activities
Repurchase of Zero coupon subordinated debentures due December 31, 2015	-	-	(13,101)
Repurchase of 5.875% Senior note due June 1, 2021	-	-	(76,533)
Repayment of AC 4% PIK Note due November 30, 2020	(50,000)	(150,000)	-
Issuance of 4.5% Convertible note due August 15, 2021	-	109,826	-
Repayment of 4.5% Convertible note due August 15, 2021	(113,300)	-	-
Repayment of GGCP loan due December 28, 2016	-	(35,000)	-
Proceeds from GGCP due December 28, 2016	-	-	35,000
Proceeds from 1.6% AC Note de February 28, 2018	15,000	-	-
Margin loan borrowings	20,850	-	-
Margin loan repayments	(5,000)	-	-
Amortization of debt issuance costs	187	33	-
Dividends paid by subsidiaries to GBL	-	-	164,000
Net transfer to AC	-	-	(196,297)
Proceeds from exercise of stock options	-	-	1,167
Dividends paid	(2,315)	(2,333)	(7,468)
Purchase of treasury stock	(14,324)	(10,773)	(27,249)
Net cash used in financing activities from continuing operations	(148,902)	(88,247)	(120,481)
Cash flows of discontinued operations
Net cash provided by operating activities	-	-	82,759
Net cash used in investing activities	-	-	(35,216)
Net cash used in financing activities	-	-	(47,543)
Net cash provided by/(used in) discontinued operations	-	-	-
Net increase (decrease) in cash and cash equivalents	(1,219)	3,227	3,982

Cash and cash equivalents at beginning of period	7,209	3,982	-
Cash and cash equivalents at end of period	$5,990	$7,209	$3,982
Supplemental disclosures of cash flow information:
Cash paid for interest	$10,891	$10,425	$6,282
Cash paid for taxes	$61,704	$74,457	$58,353